Exhibit 15.5

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-274238), Form S-8 (No. 333-213457) and Form S-8 (No. 333-229055) of our report dated April 25, 2025, with respect to our audits of the consolidated financial statements of 51Talk Online Education Group as of December 31, 2024 and for each of the two years ended December 31, 2024, which is included in this Annual Report on Form 20-F for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

April 23, 2026